FDN,  Inc.  and  subsidiaries
Computations  of  Per  Share  Earnings  (unaudited)

                           Quarter       Quarter      6 months      6 months
Periods ended June 30       2000          1999          2000          1999

Net  Loss              $(3,065,019)   $  (655,321)  $(5,040,347)  $(1,280,585)
Weighted  average
 shares outstanding     45,892,858     39,261,735    43,501,762    37,383,083
Basic loss per share   $     (0.07)   $     (0.02)  $     (0.12)  $     (0.03)

Loss per common share is computed based on net loss divided by the weighted average number of shares outstanding during the respective periods presented. Diluted loss per share is not presented since stock options are anti-dilutive.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

FDN,  Inc.


/s/
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By:

Dated:  This 21st day of August, 2000